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EXHIBIT (K)(5)

FIRST AMENDMENT TO CREDIT AGREEMENT

        This First Amendment to Credit Agreement (herein, the "Amendment") is entered into as of May 1, 2008, by and among FIFTH STREET FINANCE CORP., a Delaware corporation (the "Borrower"), the several financial institutions party to this Amendment, as Lenders, and BANK OF MONTREAL, as Administrative Agent.

PRELIMINARY STATEMENTS

        A.    The Borrower, the Lenders, the Administrative Agent are parties to a certain Credit Agreement, dated as of January 15, 2008 (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

        B.    The Borrower has requested that the Credit Amendment be amended, and the Required Lenders are willing to do so under the terms and conditions set forth in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    AMENDMENT.

        Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

        1.1.  The definitions of "Affiliate Agreements" and "Change of Control" set forth in Section 5.1 of the Credit Agreement (Definitions) shall each be amended and restated in its entirety to read as follows:

    "Affiliate Agreements" means, collectively, (a) the Amended and Restated Investment Advisory Agreement dated as of April 30, 2008, between the Borrower and Fifth Street Management LLC, (b) the Administration Agreement dated as of December 14, 2007, between the Borrower and FSC, Inc., and (c) the Trademark License Agreement dated as of December 14, 2007, between the Borrower and Fifth Street Capital LLC, in each case as the same may be amended from time to time with the prior written consent of the Required Lenders.

    "Change of Control" means any of (a) the acquisition by any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any "Change of Control" (or words of like import), as defined in any instrument, document, agreement or indenture relating to any issue of Indebtedness or any issuance of equity of any class or series of the Borrower or any Subsidiary aggregating $1,000,000 or more shall occur (provided, however, with respect to the documents evidencing Borrower's Series A preferred stock, the parties acknowledge that the change of control provisions have been modified and/or waived as set forth in a certain letter agreement dated April 25, 2008, by and between Fifth Street and the holder thereof).

        1.2.  Subsection (d) of Section 8.12 of the Credit Agreement (Dividends and Certain Other Restricted Payments) shall be amended and restated in its entirety to read as follows:

            (d)   other Restricted Payments paid no more frequently than monthly so long as on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt

    Amount does not exceed 90% of the Borrowing Base and (y) no Default or Event of Default exists or shall arise after giving effect to such payment. For purposes of determining compliance with clause (x) above, (A) the fair market value of Portfolio Investments for which market quotations are readily available shall be the most recent quotation available for such Portfolio Investment and (B) the fair market value of Portfolio Investments for which market quotations are not readily available shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 8.5(a); provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment; and

        1.3.  The phrase "Except as otherwise set forth for in the Affiliate Agreements as in effect on the date hereof," appearing at the beginning of Section 8.17 of the Credit Agreement (Burdensome Contracts With Affiliates) shall be deleted and the phrase "Except as otherwise set forth for in the Affiliate Agreements," shall be inserted in lieu thereof.

        1.4.  Section 8.26 of the Credit Agreement (Post Closing) shall be amended and restated in its entirety to read as follows:

            Section 8.26.    Post Closing.    The Borrower shall cause to be executed and delivered to the Administrative Agent by no later than May 15, 2008, one or more Pledged Collateral Account Control Agreements covering all securities accounts of the Credit Parties duly executed and delivered by the Credit Parties, the Administrative Agent, and the Custodian (as such term is defined in the Guarantee and Security Agreement), which shall be in form and substance acceptable to the Administrative Agent (the Borrower acknowledging and agreeing that failure to do so shall constitute an Event of Default hereunder).

SECTION 2.    CONDITIONS PRECEDENT.

        The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

        2.1.  The Borrower and the Required Lenders shall have executed and delivered this Amendment.

        2.2.  The Borrower shall have executed and delivered a First Amendment to Guarantee and Security Agreement in the form attached hereto as Exhibit A.

        2.3.  The Borrower shall have delivered to the Administrative Agent true and correct copies of (i) the Amended and Restated Investment Advisory Agreement dated as of April 30, 2008, between the Borrower and Fifth Street Management LLC, (ii) the Certificate of Amendment to the Restated Certificate of Incorporation of Fifth Street Finance Corp. filed April 24, 2008, with the Secretary of State of Delaware and (iii) the side letter dated April 25, 2008, between the Borrower and the holder of Borrower's Series A preferred stock.

        2.4.  Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

SECTION 3.    REPRESENTATIONS.

        In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, after giving effect to the amendment set forth in Section 1 above, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct in all materials respects (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

SECTION 4.    MISCELLANEOUS.

        4.1.  The Borrower heretofore executed and delivered to the Administrative Agent and the Lenders the Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

        4.2.  Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        4.3.  The Borrower agrees to pay on demand all reasonable costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.

        4.4.  This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an "PDF" file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[SIGNATURE PAGE TO FOLLOW]

        This First Amendment to Credit Agreement is entered into as of the date and year first above written.

FIFTH STREET FINANCE CORP.
By

Name

Title

Accepted and agreed to.
BANK OF MONTREAL, as Administrative Agent
By

Name

Title

BMO CAPITAL MARKETS FINANCING, INC.
By

Name

Title

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FIRST AMENDMENT TO CREDIT AGREEMENT
PRELIMINARY STATEMENTS